Exhibit T3A.7

Certificate of Registration on Change of Name
This is to certify that
EHL MALVERN PTY LTD
Australian Company Number 604 378 565
did on the twenty-first day of October 2016 change its name to
EMECO FINANCE PTY LTD Australian Company Number 604 378 565
The company is a proprietary company.
The company is limited by shares.
The company is registered under the Corporations Act 2001 and is taken to be registered in Victoria and the date of commencement of registration is the twenty-third day of February, 2015.
Issued by the
Australian Securities and Investments Commission
on this twenty first day of October 2016.
Greg Medcraft
Chairman
CERTIFICATE